Exhibit 99.1
Burger King Holdings, Inc. Announces Senior Management Changes
Miami—October 25, 2010—Burger King Holdings, Inc. (the “Company”) today announced changes to its senior management team.
Effective immediately, the following executives have been appointed to their respective new roles:
▪	Jonathan Fitzpatrick, Executive Vice President, Global Operations. Mr. Fitzpatrick was previously the Company’s Senior Vice President of Operations, Europe, Middle East and Africa. He will be based in Miami.

▪	Heitor Goncalves, Executive Vice President, Chief Information and Performance Officer. Mr. Goncalves worked previously for Ambev and InBev, where he served in multiple strategic roles, including corporate development and logistics. He will be based in Miami.

▪	Greg Ryan, Executive Vice President, President of Latin America and the Caribbean. Mr. Ryan brings extensive fast food experience that includes being a McDonald’s franchise owner in Brazil. He will be based in Miami.

▪	Daniel Schwartz, Executive Vice President, Deputy Chief Financial Officer. Mr. Schwartz was most recently a partner at 3G Capital and will partner closely with Ben Wells, the Company’s Executive Vice President and Chief Financial Officer. He will be based in Miami.

▪	Jose Tomas, Executive Vice President, Chief Human Resources and Communications Officer. Mr. Tomas was previously the Company’s Vice President of Human Resources. He will remain based in Miami.

▪	Steve Wiborg, Executive Vice President, President of North America. Mr. Wiborg joins the Company from Heartland Food Corporation, one of the BURGER KING® system’s largest franchise operators, where he served as President and Chief Executive Officer. He will be based in Miami.
The following executives will continue to serve on the senior management team:
▪	Anne Chwat, Executive Vice President, General Counsel and Corporate Secretary, a position she has held since September 2004. Ms. Chwat will also continue to serve as President of the HAVE IT YOUR WAY® Foundation, the BURGER KING® system’s philanthropic arm. Ms. Chwat will remain based in Miami.

▪	Natalia Franco, Executive Vice President, Global Chief Marketing Officer, a role she has held since April 2010. Prior to joining the Company, Ms. Franco served as Vice President, Global Marketing and Innovation for The Coca-Cola Company, where she was responsible for all cross-functional marketing efforts for the McDonald’s Division. Ms. Franco will remain based in Miami.

▪	Peter Tan, Executive Vice President, President of Asia Pacific, a position he has held since November 2005. Prior to joining the Company, Mr. Tan served as Corporate Senior Vice President and President of Greater China for McDonald’s Corporation. Mr. Tan will remain based in Singapore.

▪	Ben Wells, Executive Vice President, Chief Financial Officer, a role he has held since April 2006. From May 2005 to April 2006, Mr. Wells served as the Company’s Senior Vice President, Treasurer. Mr. Wells will remain based in Miami.

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The company is near finalizing a selection for the Executive Vice President, President of Europe, Middle East and Africa.
As previously announced, Bernardo Hees has been named Chief Executive Officer of the Company, and Alex Behring, Managing Partner of 3G Capital, has been named Co-Chairman of the Board of the Company, alongside John Chidsey, formerly Chairman and Chief Executive Officer.
“I’m pleased to announce the senior management team that will lead Burger King Holdings, Inc. as we take the next steps to strengthen and enhance the BURGER KING® brand,” said Bernardo Hees, Chief Executive Officer of the Company. “These executives bring a wealth of experience to their positions and I’m confident that the BURGER KING® brand and our business will thrive under their leadership. I look forward to working with them to capitalize on the many global opportunities that lie ahead.”
As a result of these appointments, the Company also announced the departure of Gladys DeClouet-Mims, Senior Vice President, U.S. and Canada Company Operations; Chuck Fallon, Executive Vice President, President North America; Kevin Higgins, Executive Vice President, President Europe Middle East and Africa; Julio Ramirez, Executive Vice President Global Operations; Peter Smith, Executive Vice President, Chief Human Resources Officer; Raj Rawal, Senior Vice President, Chief Information Officer; and Amy Wagner, Senior Vice President, Investor Relations and Global Communications.
“I would like to express my gratitude to Gladys, Chuck, Kevin, Julio, Peter, Raj and Amy for their commitment and many contributions to the Company,” commented Hees. “Each has played an important role to improve the overall positioning of the Company and we sincerely thank them for their years of service.”
Contacts
Media:
Miguel Piedra
(305) 378-7277
Investors:
Sergio Mañas
(305) 378-7696
About Burger King Holdings, Inc.
The BURGER KING® system operates more than 12,150 restaurants in all 50 states and in 76 countries and U.S. territories worldwide. Approximately 90 percent of BURGER KING® restaurants are owned and operated by independent franchisees, many of them family-owned operations that have been in business for decades. In 2008, Fortune magazine ranked Burger King Corp. (BKC) among America’s 1,000 largest corporations. BKC was recognized by Interbrand on its top 100 “Best Global Brands” list and Ad Week has named it one of the top three industry-changing advertisers within the last three decades. To learn more about Burger King Corp., please visit the Company’s Web site at http://www.bk.com.

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